EXHIBIT 99.10

Election

A Provincial general election is scheduled to be held on Tuesday, May 9, 2017, pursuant to the British Columbia Constitution Act which, subject to applicable constitutional conventions, requires general elections to occur on the second Tuesday in May in the fourth calendar year after the last election (which was held on May 14, 2013).

Budget 2017

The Estimates and Supplement to the Estimates for the Province’s 2017/18 fiscal year (containing the Province’s detailed spending plans for that year) were presented to the Legislative Assembly of British Columbia on February 21, 2017 as part of the 2017 Provincial Budget.  Those documents are exhibits 99.8 and 99.9 to the Province’s annual report on Form 18-K relating to the fiscal year ended March 31, 2016, which were filed by a Form 18-K/A amendment to the Form 18-K on February 27, 2017.  The Estimates had not received approval by the Legislative Assembly when the Legislative Assembly adjourned on March 16, 2017 in advance of the upcoming general election.  The British Columbia Budget Transparency and Accountability Act requires that the 2017 Provincial Budget either be re-introduced or another budget presented to the Legislative Assembly no later than 90 days after the post-election appointment of a new Cabinet.